UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 9, 2004

NEW FOCUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29811	33-0404910
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2584 Junction Avenue, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 919-1500

(Former name or former address, if changed since last report)

Item 5.	Other Events

New Focus issued the following press release on February 9, 2004:

New Focus Announces Financial Results

for its Fourth Quarter and Fiscal Year 2003

Net Product Revenues Increase 10% Sequentially in Fourth Quarter;

Gain on Prior Divestiture, Reduced Spending and Improved Product Margins

Contribute to Fourth Quarter GAAP Net Profit

SAN JOSE, California (February 9, 2004): New Focus, Inc., (Nasdaq: NUFO), a leading provider of photonics and microwave solutions, today announced financial results for its fourth quarter and fiscal year ended December 28, 2003. The company reported that net product revenues rose sequentially by approximately 10% between the third and fourth quarters of 2003, but total net revenues declined between the two quarters as anticipated. The company indicated that net revenues for the fourth quarter were within and the cash balance at year-end was above the company’s financial guidance provided in October 2003. Based on results prepared in accordance with generally accepted accounting principles (GAAP), the company reported a net profit in the fourth quarter due to the recognition of an additional gain associated with a prior divestiture, the reduction in spending between the third and fourth quarters, and the sequential improvement in product margins.

Fourth Quarter Review:

GAAP Net Revenues:

Net revenues for the fourth quarter of 2003 were $7.0 million, down from $7.7 million in the third quarter of 2003 and $7.4 million in the fourth quarter of 2002. The company’s guidance for fourth quarter 2003 net revenues was $6.5-$7.0 million. Fourth quarter 2003 net revenues were composed entirely of product revenues. In comparison, net product revenues were $6.3 million in the third quarter of 2003 and $7.4 million in the fourth quarter of 2002, which included $1.2 million in cancellation fees related to product orders. Royalty income of $1.4 million accounted for the balance of the third quarter 2003 net revenues.

GAAP Net Profit/Loss:

The company recorded a net profit for the fourth quarter of 2003 of $1.3 million, or $0.02 per share based on 66.7 million diluted shares outstanding. The fourth quarter 2003 net profit included a gain of $5.0 million from the release of escrowed funds associated with the sale of the company’s network tunable laser technology to Intel in May 2002. The fourth quarter 2003 results included $0.2 million for restructuring and impairment charges, $0.2 million for amortization of acquired intangibles, $0.2 million for deferred stock compensation, and $1.3 million for professional fees related to the proposed Bookham-New Focus merger.

The company recorded a net loss for the third quarter of 2003 of $4.4 million, or $0.07 per share based on 63.6 million basic shares outstanding. The third quarter 2003 net loss included $1.8 million for restructuring and impairment charges, $0.2 million for amortization of acquired intangibles, and a credit of $0.1 million for deferred stock compensation. The restructuring and impairment charges included $1.1 million for severance-related payments and $0.6 million for the impairment of certain fixed assets. Additionally, the third quarter net loss included a non-operating charge of $0.2 million for the further impairment of an equity investment.

The company recorded a net loss for the fourth quarter of 2002 of $9.7 million, or $0.13 per share based on 73.5 million basic shares outstanding. The fourth quarter 2002 net loss included minimal restructuring and impairment charges, $0.2 million for amortization of acquired intangibles, and $1.2 million for deferred stock compensation. Additionally, the fourth quarter net loss included non-operating charges totaling $3.0 million for losses related to the sale of certain securities and the partial write-down of an equity investment as well as a $0.7 million tax provision associated with the shutdown of the company’s manufacturing operations in China.

The difference in the number of shares outstanding between the last two quarters of 2003 and the fourth quarter of 2002 reflects the net effect of share repurchases under a company-sponsored plan and share issuances under employee stock programs. Under a share repurchase in effect between late October 2002 and early February 2003, the company repurchased 13.1 million of its common shares, which included the repurchase of 8.25 million common shares by the end of fiscal year 2002.

Commentary on Fourth Quarter 2003 Results:

“Increased shipments to customers in the semiconductor capital equipment industry pushed our net product revenues up by approximately 10% in the fourth quarter after four consecutive quarters of relatively flat product revenues. Total net revenues declined on a sequential basis, as anticipated, solely because third quarter net revenues included $1.4 million in royalty income. Better manufacturing efficiencies and lower operating expenses, in addition to the higher product revenues, were prime contributors to the improvement in our operating loss. Reflecting our improved manufacturing efficiencies, the gross margin percentage on net product revenues rose to 30.3% in the fourth quarter from 21.4% in the third quarter. On the spending side, our operating expenses declined $1.1 million between the third and fourth quarters. In summary, we were quite pleased with our fourth quarter results,” said Nic Pignati, chairman, president and chief executive officer of New Focus, Inc.

“From a cash flow standpoint, our operating cash outflow for the fourth quarter, including outflows related to restructuring activities, was $3.7 million, down from $5.0 million in the third quarter of 2003. Restructuring cash outflows in the fourth quarter totaled $1.9 million, which included $1.6 million for lease payments on vacant facilities and $0.3 million of severance-related payments. Restructuring cash outflows in the third quarter totaled $2.3 million, which included $1.6 million for lease payments on vacant facilities and $0.7 million of severance-related payments,” said Pignati.

The company’s cash and short-term investments stood at $252.6 million at the end of the fourth quarter of 2003, up $2.9 million from $249.7 million at the end of the third quarter. This result was better than the company’s guidance, which estimated that the cash and short-term investment balance would remain unchanged between these two quarters. The $2.9 million increase was composed of the operating cash outflow of $3.7 million and cash inflows of $6.6 million. These cash inflows included $5.0 million from the release of escrowed funds associated with the prior sale of the company’s network tunable laser technology, $1.0 million from the exercise of stock options, and $0.6 million from the sale of stock in an equity investment.

Fiscal Year Results:

GAAP Net Revenues:

Net revenues for the twelve months ended December 28, 2003 were $27.1 million, down from $33.4 million in net revenues for the twelve months ended December 29, 2002. In 2002 the company either discontinued or divested product lines used in telecommunications networks. Net revenues from these discontinued or divested product lines accounted for most of the $6.3 million sequential revenue decline between the fiscal years. Revenues from the company’s photonics tools and tunable laser product lines declined between the fiscal years due to softness in the research and semiconductor capital equipment markets. Revenues from the company’s RF amplifier product line, excluding the effect of revenues from discontinued products in 2002, increased between the fiscal years due to higher demand from the defense and commercial radar markets. Excluding the $1.4 million of royalty income received in 2003 related to the prior sale of the passive optical component product line, net revenues for the company’s photonics tools, tunable laser, and RF amplifier product lines accounted for approximately 57%, 17% and 26% of fiscal 2003 net product revenues, respectively.

GAAP Net Loss:

The net loss for fiscal 2003 was $15.4 million, or $0.24 per share based on 63.9 million basic shares outstanding. The fiscal year net loss included $4.1 million for restructuring and impairment charges, $0.7 million for amortization of acquired intangibles, $1.1 million for deferred stock compensation, and $1.3 million for professional fees related to the proposed Bookham-New Focus merger. The restructuring and impairment charges were composed of $2.6 million for the impairment of tangible assets, $1.0 for severance payments related to work force reductions, and $0.5 million for facility closure costs. All of these charges were reflected in operating expenses. Non-operating expenses included a gain of $5.0 million arising from the release of escrowed funds associated with the sale of the company’s network tunable laser technology to Intel in May 2002 and a charge of $0.2 million for the further impairment of an equity investment.

The net loss for fiscal 2002 was $104.8 million, or $1.40 per share based on 75.1 million basic shares outstanding. The fiscal year net loss included $79.9 million for restructuring and impairment charges, $3.0 million for amortization of acquired intangibles, and $8.0 million for deferred stock compensation. The restructuring and impairment charges were composed of $44.3 million for the impairment of tangible assets, $7.7 million for the impairment of intangible assets, $5.0 for severance payments related to work force reductions, and $22.9 million for facility closure costs. All of these charges were reflected in operating expenses. Non-operating expenses included a gain of $41.3 million from the sale of the company’s network tunable laser technology to Intel and the sale of the company’s passive optical component product line to Finisar, a charge of $7.2 million for impairments of a note to a former officer and two equity investments, and a $2.1 million realized loss on the sale of certain securities. The fiscal 2002 net loss also included a $0.7 million tax provision associated with the shutdown of the company’s manufacturing operations in China.

The difference in the number of shares outstanding between the two fiscal years reflects the net effect of share repurchases under a company-sponsored plan and share issuances under employee stock programs.

About New Focus:

New Focus develops and manufactures innovative photonics and microwave solutions for the semiconductor, industrial, defense and telecommunications markets. New Focus’ product portfolio includes tunable lasers for test and measurement applications, advanced photonics tools, and high-speed RF microwave amplifiers. Founded in 1990, the company remains a leader in the development of advanced optical and RF products for the commercial and research marketplaces. The company is headquartered in San Jose, California.

For more information about New Focus visit the company’s Internet home page at http://www.newfocus.com, call our Investor Relations Department at 408-919-2736, or e-mail us at investor@newfocus.com.

COMPANY CONTACT: William L. Potts, Jr., Chief Financial Officer	408-919-5384

NEW FOCUS, INC.

GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	Dec 28, 2003	Sep 28, 2003	Dec 29, 2002	Dec 28, 2003	Dec 29, 2002
Net product revenues	$6,958	$6,326	$7,435	$25,673	$33,388
Royalty income	—	1,384	—	1,384	—

Net revenues	6,958	7,710	7,435	27,057	33,388
Cost of net product revenues	4,847	4,970	6,996	19,834	43,627

Gross profit (loss)	2,111	2,740	439	7,223	(10,239)
Gross profit (loss) percentage-net product revenues	30.3%	21.4%	5.9%	22.7%	(30.7)%
Gross profit (loss) percentage-overall	30.3%	35.5%	5.9%	26.7%	(30.7)%
Operating expenses:
Research and development, net	1,539	1,932	2,350	7,997	20,478
Sales and marketing	1,408	1,344	1,500	5,776	8,227
General and administrative	1,790	2,661	2,682	10,200	14,561
Bookham-New Focus merger costs	1,300	—	—	1,300	—
Amortization of goodwill and other intangibles	173	173	162	692	3,014
Impairment of goodwill and other intangibles	—	—	—	—	7,692
Restructuring and impairment charges	192	1,775	18	4,121	72,233
Amortization of deferred compensation	239	(120)	1,207	1,122	8,012

Total operating expenses	6,641	7,765	7,919	31,208	134,217

Operating loss	(4,530)	(5,025)	(7,480)	(23,985)	(144,456)
	(65.1)%	(65.2)%	(100.6)%	(88.6)%	(432.7)%
Interest income, net	707	860	1,500	3,686	8,350
Other income (expense), net	5,091	(204)	(3,036)	4,917	31,995

Profit (loss) before provision for income taxes	1,268	(4,369)	(9,016)	(15,382)	(104,111)
Provision for income taxes	—	—	700	—	700

Net income (loss)	$1,268	$(4,369)	$(9,716)	$(15,382)	$(104,811)

	18.2%	(56.7)%	(130.7)%	(56.9)%	(313.9)%
Basic net profit (loss) per share	$0.02	$(0.07)	$(0.13)	$(0.24)	$(1.40)
Shares used to compute basic net profit (loss) per share	64,634	63,645	73,502	63,870	75,105

Diluted net profit (loss) per share	$0.02	$(0.07)	$(0.13)	$(0.24)	$(1.40)
Shares used to compute diluted net profit (loss) per share	66,664	63,645	73,502	63,870	75,105

NEW FOCUS, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	Dec 28, 2003	Dec 29, 2002
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$252,634	$279,358
Trade accounts receivable, net	4,088	3,048
Inventories	3,703	3,122
Other current assets	2,580	3,480

Total current assets	263,005	289,008
Asset held for sale, net	13,712	15,675
Property and equipment, net	3,732	7,392
Intangibles, net	702	1,394
Other assets	2,865	3,895

Total assets	$284,016	$317,364

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,023	$1,522
Accrued expenses	5,414	7,453
Restructuring liabilities	5,474	6,534

Total current liabilities	13,911	15,509
Long-term portion of restructuring accrual	10,052	14,854
Deferred rent	422	447
Stockholders’ equity	259,631	286,554

Total liabilities and stockholders’ equity	$284,016	$317,364

NEW FOCUS, INC.

Condensed Consolidated Statements of Cash Flow

(In thousands)

(Unaudited)

	Three Months Ended				Twelve Months Ended
	Dec 28, 2003	Sep 28, 2003	Jun 29, 2003	Mar 30, 2003	Dec 28, 2003
Operating Activities
GAAP Net Profit (Loss)	$1,268	$(4,369)	$(7,183)	$(5,098)	$(15,382)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	517	603	696	717	2,533
Restructuring and impairment charges	—	540	2,009	74	2,623
Amortization of goodwill and other intangibles	173	173	173	173	692
Amortization of deferred compensation	239	(120)	476	527	1,122
Impairment on equity investment	—	200	—	—	200
Other non-cash changes	(9)	7	(9)	2	(9)
Gain on divestiture of product technology	(5,000)	—	—	—	(5,000)
Net change in operating assets and liabilities	(858)	(2,041)	(2,022)	(1,932)	(6,853)

Net cash used in operating activities	(3,670)	(5,007)	(5,860)	(5,537)	(20,074)

Investing Activities
Net sales of available-for-sale investments	33,053	6,466	28,089	9,691	77,299
Acquisition of property, plant and equipment	(16)	(8)	(121)	(59)	(204)
Proceeds from sales of property, plant and equipment	122	—	379	—	501
Change in investments and other assets	480	138	(14)	30	634
Divestiture of product technology	5,000	—	—	—	5,000

Net cash provided by investing activities	38,639	6,596	28,333	9,662	83,230

Financing Activities
Proceeds from issuance of common stock	1,036	2,741	62	574	4,413
Collection of note receivable from shareholder	54	169	—	—	223
Repurchase of common stock in the open market	—	—	—	(16,595)	(16,595)

Net cash provided by (used in) financing activities	1,090	2,910	62	(16,021)	(11,959)

Increase (decrease) in cash and cash equivalents	36,059	4,499	22,535	(11,896)	51,197
Cash and cash equivalents at beginning of period	193,568	189,069	166,534	178,430	178,430

Cash and cash equivalents at end of period	$229,627	$193,568	$189,069	$166,534	$229,627

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW FOCUS, INC.

/s/ WILLIAM L. POTTS, JR.

William L. Potts, Jr. Chief Financial Officer and Secretary

Date: February 9, 2004